NEWS BULLETIN RE: Claire's STORES, INC.

      3 SW 129th AVENUE  PEMBROKE PINES, FLORIDA 33027 (954) 433-3900




 CLAIRE'S STORES REPORTS RECORD SALES AND EARNINGS FOR THE FIRST QUARTER;

         SALES UP 30%, EARNINGS FROM CONTINUING OPERATIONS UP 32%;

              DOUBLE DIGIT SAME STORE SALES GROWTH CONTINUES


PEMBROKE PINES, Florida, May 13, 1999   Claire's Stores, Inc. (NYSE:CLE)
reported today it earned income from continuing operations of $13,800,000 or $.27 per diluted share for the first quarter of Fiscal 2000, ended May
1, 1999. This amount is 32 percent higher than comparable income from continuing operations of $10,451,000 or $.20 per share on a diluted basis reported for the quarter ended May 2, 1998.
     Sales were a first quarter record of $170,542,000, a 30 percent increase over Fiscal 1999 first quarter sales of $131,492,000. Same store sales were up 13 percent for the quarter.
     All figures have been restated to reflect the disposition of Just
Nikki, Inc.
     Rowland Schaefer, Claire's chairman and chief executive officer, said. "We are gratified both by the company's first quarter results and by the fact that strong sales trends were continuing as the company moved into the second three months of its fiscal year. It now appears that same store sales for May will reflect a double digit increase. If that trend continues for the balance of the quarter, we would expect to exceed analysts' consensus of $.31 per share for the second quarter by 2-3 cents per share>"

     Claire's Stores, Inc., the nation's premier retailer specializing in teen fashion accessories, currently owns and operates approximately 2,100 stores in 50 states, the Caribbean, Canada, Japan, the United Kingdom, Switzerland, Austria and Germany. Included are 99 Mr. Rags stores that cater to the male teenage "skater/urban" market.
     This release contains "forward looking statements" that represent the company's expectations or beliefs with regard to future events. These "forward looking statements" are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. These factors include, without limitation, changes in consumer preferences, competition and economic conditions.



For additional information:

At Claire's Stores
Glenn Canary
Director of Investor Relations
(954) 433-3900
gcanary@prodigy.net
or
Sonia Rohan
Associate Director of Investor Relations sonia.rohan@claires.com
(212) 594-3127

Note: Other Claire's Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available by fax at no charge. For a menu of available material, call 1-800-CLENYSE (1-800-253-6973). For such materials via Claire's Internet home page: http://www.clairestores.com

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                  CLAIRE'S STORES, INC. AND SUBSIDIARIES
                           STATEMENTS OF INCOME
    Restated to Include Lux Corp. and Reflect Just Nikki as a Disc. Op.
                               (UNAUDITED)`
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                                             THREE MONTHS ENDING
                                        May 1, 1999          May 2, 1998

Net sales                            $170,542,000  100.0% $131,492,000 100.0%
Cost of sales, occupancy
  and buying expense                   84,918,000  49.8%    65,446,000  49.8%

                                       85,624,000   50.2%   66,046,000  50.2%
Expenses:
  Selling, general
   and administrativ                   59,064,000   34.6%   46,156,000  35.1%
  Depreciation and amortization         6,289,000    3.7%    4,909,000   3.7%
  Interest income, net                 (1,634,000)  -1.0%   (1,610,000) -1.2%
  Loss (gain) on investments
                                       63,719,000   37.4%   49,455,000  37.6%
  Income from continuing
   ops. before income taxes            21,905,000   12.8%   16,591,000  12.6%

Income Taxes                            8,105,000    4.8%    6,140,000   4.7%

  Income from contining
   operations                          13,800,000    8.1%   10,451,000   7.9%

Discontinued operations:
  Loss from discontinued operations
   (less applicable income taxes)                              510,000   0.4%

Loss on disposal from discontinued
  operations (less applicable income
  taxes)

Net loss from discontinued operations                          510,000   0.4%

  Net income                          $13,800,000    8.1% $  9,941,000   7.6%

Net income (loss) per share:
  Basic:
    From continuing ops                     $0.27                $0.21
    From discontinued ops                    0.00                (0.01)
    Net income                              $0.27                $0.20

  Diluted:
    From continuing ops                     $0.27                $0.20
    From discontinued ops                    0.00                (0.01)
    Net income                              $0.27                $0.19

Weighted average shares
  outstanding:
   Basic                               50,854,000          50,449,000

   Diluted                             51,332,000          51,070,000

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                     CLAIRE'S STORES AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS
                                (UNAUDITED)


                                                CONSOLIDATED

                                    May 1, 1999                 May 2, 1998
                                                                (Restated)
Assets
Current Assets:
  Cash and equivalents              $112,122,000                $114,304,000
  Short-term investments              28,244,000                  10,142,000
  Inventories                         67,792,000                  58,856,000
  Prepaid expenses and
   other current assets               22,221,000                  17,284,000
  Total current assets               230,379,000                 200,586,000

Property and Equipment:
  Land and building                   16,864,000                   8,844,000
  Furniture, fixtures and
   equipment                         128,079,000                 106,443,000
  Leasehold improvements              95,057,000                  83,851,000
                                     240,000,000                 199,138,000
  Less accumulated depreciation
   and amortization                 (121,805,000)               (101,769,000)
                                     118,195,000                  97,369,000

Other Assets                          59,577,000                  20,697,000
                                    $408,151,000                $318,652,000


Liabilities and     Stockholders' Equity
Current Liabilities:
  Current portion of debt           $    821,000
  Trade accounts payable              31,244,000                $ 20,674,000
  Income taxes payable                12,310,000                   6,542,000
  Dividends payable                    2,036,000                   2,025,000
  Accrued expenses                    20,504,000                  14,864,000
   Total current liabilities          66,915,000                  44,105,000

Long-Term Liabilities:
Long-term debt                                 0                           0
Deferred credits                      11,585,000                   9,258,000
Total long-term Liabilities           11,585,000                   9,258,000

Stockholders' equity:
  Common stock- par                    2,406,000                   2,393,000
  Class A stock - par value              144,000                     145,000
  Additional paid-in capital          26,358,000                  22,250,000
  Other comprehensive inc.             1,877,000                    (263,000)
  Retained earnings                  299,318,000                 241,216,000

                                     330,103,000                 265,741,000
Less Treasury stock at
cost,                                   (452,000)                   (452,000)
                                     329,651,000                 265,289,000

                                    $408,151,000                $318,652,000


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